As filed with the Securities and Exchange Commission on September 30, 1999

                                                Registration No. 333-86445
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                            RAINMAKER SYSTEMS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                --------------

             California                            5961                              33-0442860
  (State or Other Jurisdiction of      (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)         Classification Number)                Identification No.)

                                --------------
                             1800 Green Hills Road
                        Scotts Valley, California 95066
                                (831) 430-3800

              (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                                --------------
                                Michael Silton
                            Chief Executive Officer
                            RAINMAKER SYSTEMS, INC.
                             1800 Green Hills Road
                        Scotts Valley, California 95066
                                (831) 430-3800

           (Name, Address, Including Zip Code and Telephone Number,
                  Including Area Code, of Agent for Service)
                                --------------
                                  Copies to:

               Bruce R. Hallett, Esq.                               Richard D. Harroch, Esq.
              Scott R. Santagata, Esq.                               Peter Lillevand, Esq.
                 Ryan S. Hong, Esq.                                  Brett E. Cooper, Esq.
                Joo Ryung Kang, Esq.                                 Thomas R. Brida, Esq.
          Brobeck, Phleger & Harrison LLP                      Orrick, Herrington & Sutcliffe LLP
                38 Technology Drive                            Old Federal Reserve Bank Building
              Irvine, California 92618                                 400 Sansome Street
                   (949) 790-6300                               San Francisco, California 94111
                                                                         (415) 392-1122

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting fees, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by Rainmaker.

   Item
   ----
   Registration fee.................................................... $13,900
   NASD filing fee.....................................................   5,500
   Nasdaq National Market listing fee..................................       *
   Blue sky fees and expenses..........................................       *
   Printing and engraving expenses.....................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Transfer Agent and Registrar fees...................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $
                                                                        =======

- --------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation will further provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws will further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   We also have directors' and officers' liability insurance. In addition, concurrently with this offering, we will enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Rainmaker or as a director or officer of any subsidiary of Rainmaker, or as a director or officer of any other company or enterprise that the person provides services to at the request of Rainmaker.

   Our certificate of incorporation will provide that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Rainmaker and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Rainmaker or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   The Underwriting Agreement provides for indemnification by the underwriters of Rainmaker and its officers and directors, and by Rainmaker of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

   The following is a summary of transactions by Rainmaker during the past three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

   In March 1994, we issued a warrant to Silicon Valley Bank to purchase 22,750 shares of Series B preferred stock at an exercise price of $1.03 per share in consideration of a line of credit to borrow funds with an expiration date of March 1999. We extended the expiration date of this warrant to March 8, 2000 in consideration of an amendment to the credit facility dated as of April 15, 1998.

   On February 12, 1999, we issued 8,536,585 shares of Series C preferred stock at $1.64 per share for an aggregate price of approximately $14 million to certain accredited investors.

   On February 12, 1999, we issued 5,717,470 shares of Series D preferred stock to The Santa Cruz Operation, Inc. ("SCO") in exchange for all of the securities previously held by SCO, including a convertible debenture in the principal amount of $995,529, warrants to purchase 2,844,370 shares of common stock and Series A preferred stock convertible into 2,873,100 shares of common stock.

   From January 1, 1996 to June 30, 1999, we have granted options to purchase an aggregate of 4,087,002 shares of common stock to our directors, executive officers, employees and consultants at exercise prices of $0.06 to $2.50 per share. As of June 30, 1999, options to purchase 993,134 shares at an weighted exercise price of $0.02 per share had been exercised.

   In April and May 1999, we granted put rights to six existing stockholders to sell back to us up to 1,164,537 shares of common stock at $1.64 per share. One stockholder, SCO, subsequently exercised its put right, and we purchased from SCO 540,642 shares in June 1999 and 540,642 shares in August 1999, at a price of $1.64 per share.

   The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about Rainmaker or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

   The following Exhibits are attached hereto and incorporated herein by reference.

    1.1  **Form of Underwriting Agreement.

    3.1 **Certificate of Incorporation of Rainmaker Systems, Inc. to be filed with the Delaware Secretary of State in October 1999.

    3.2  **Bylaws of Rainmaker Systems, Inc. to be adopted in October 1999.

    4.1 **Specimen certificate representing shares of common stock of Rainmaker Systems, Inc.

    4.2    Registration Rights Agreement dated March 8, 1994 between UniDirect
            Corporation and Silicon Valley Bank.

    4.3    Registration Rights Agreement dated February 12, 1999 among
            Rainmaker Systems, Inc., ABS Capital Partners III, L.P., H & Q
            Rainmaker Investors, L.P., Hambrecht & Quist California, Hambrecht
            & Quist Employee Venture Fund, L.P. II and The Santa Cruz
            Operation, Inc.

    5.1  **Opinion of Brobeck, Phleger & Harrison LLP.

   10.1  **Form of Indemnification Agreement.

   10.2  **1999 Stock Incentive Plan.

   10.3  **1999 Stock Purchase Plan.

   10.4 Amended and Restated Loan and Security Agreement dated May 9, 1997 between UniDirect Corporation and Silicon Valley Bank, as amended on September 22, 1997, April 15, 1998 and September 14, 1998.

   10.5 *1995 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
            Agreement and Stock Issuance Agreement.

   10.6 *1998 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
            Agreement and Stock Issuance Agreement.

   10.7    Net Lease Agreement dated July 29, 1996 between UniDirect
            Corporation and Borland International, Inc., together with amendments dated February 27, 1997, April 14, 1998 and November 15,
            1998.

   10.8    Net Lease Agreement dated November 5, 1998 between UniDirect
            Corporation and Inprise Corporation.

   10.9    Warrant to Purchase Stock dated March 8, 1994 issued to Silicon
            Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.10   Stock Purchase Agreement dated January 29, 1999 among Rainmaker
            Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
            Investors, L.P., Hambrecht & Quist California and Hambrecht & Quist
            Employee Venture Fund, L.P. II.

   10.11   Exchange Agreement dated January 29, 1999 between Rainmaker Systems,
            Inc. and The Santa Cruz Operation, Inc.

   10.12   Asset Purchase Agreement dated May 18, 1998 between UniDirect
            Corporation and Savoir Technology Group, Inc.

   10.13   Master Lease Agreement dated May 5, 1999 between Rainmaker Systems,
            Inc. and Celtic Leasing Corp.

   10.14   Loan and Security Agreement dated October 28, 1997 between UniDirect
            Corporation and MetLife Capital Corporation, together with related agreements dated May 5, 1999.

   10.15   Compensation Agreement dated January 1, 1995 between UniDirect
            Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.16   Compensation Agreement dated November 1, 1995 between UniDirect
            Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.17   Separation Agreement and Release dated September 30, 1997 between
            UniDirect Corporation and Bernard Jubb, together with Amendment No.
            1 dated January 27, 1997 and the Promissory Note and Security
            Agreement dated February 5, 1999.

   10.18   Separation Agreement and Release dated April 8, 1999 between
            Rainmaker Systems, Inc. and Chris Sterbenc.

   10.19  +Distributor Agreement dated January 24, 1995 between UniDirect
            Corporation and The Santa Cruz Operation, Inc., together with amendments dated April 8, 1996, November 5, 1997, March 16, 1999 and May 17, 1999.

   10.20  +Sun Software Subscription Services Outsourcing and Distribution
            Agreement dated March 18, 1997 between UniDirect Corporation and
            SunSoft, Inc., together with amendments dated May 20, 1997, June
            16, 1997, April 30, 1999, May 19, 1999 and Assignment dated August
            25, 1998.

   10.21  +Outsourcing Services Agreement dated July 21, 1997 between UniDirect
            Corporation and FTP Software, Inc., together with amendments dated
            September 12, 1997, October 1, 1997, November 11, 1997, January 21,
            1998, January 28, 1998, May 26, 1998 and August 1998.

   10.22  +Outsource Services Agreement dated March 26, 1999 between Rainmaker
            Systems, Inc. and Novell, Inc.

   23.1   *Consent of Ernst & Young LLP.

   23.2  **Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
            5.1).

   24.1    Power of Attorney (contained on the signature page hereof).

   27.1   *Financial Data Schedule.

- --------

*  Previously filed.

** To be filed by amendment.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

   The following financial statement schedule for the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999 should be read in conjunction with the financial statements of Rainmaker Systems, Inc. filed as part of this Registration Statement.

  . Schedule II--Valuation and qualifying accounts

   Schedules other than that listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 30 day of September, 1999.

                                          RAINMAKER SYSTEMS, INC.


                                          By: /s/ Michael Silton
                                             _________________________________
                                                      Michael Silton,
                                              Chairman of the Board, President
                                                            and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Michael Silton his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Michael Silton
____________________________________ Chairman of the Board,        September 30, 1999
           Michael Silton             President and Chief
                                      Executive Officer
                                      (principal executive
                                      officer)

                 *                   Secretary and Vice            September 30, 1999
____________________________________  President, Finance
            Frank Orasin              (principal financial and
                                      accounting officer)

        /s/ Robert Leff              Director                      September 30, 1999
____________________________________
            Robert Leff

                                     Director
____________________________________
             Alok Mohan


                 *                   Director                      September 30, 1999
____________________________________
            Peter Silton


                 *                   Director                      September 30, 1999
____________________________________
           Andrew Sheehan

*By: /s/ Michael Silton
    ___________________________
        Michael Silton,
        attorney-in-fact


                   Schedule II-Valuation and Qualifying Accounts

   A schedule of the allowance for sales returns and doubtful accounts is presented below (in thousands):


                                      Balance   Additions
                                        at       Charged    Write-offs Balance at
                                     Beginning   to Costs      and        End
            Description              of Period and Expenses Recoveries of Period
            -----------              --------- ------------ ---------- ----------
Allowance for sales returns and
 doubtful accounts:
  Six months ended June 30, 1999...    $314        $ 80        $ 28       $366
  Year ended December 31, 1998.....    $298        $286        $270       $314
  Year ended December 31, 1997.....    $156        $338        $196       $298
  Year ended December 31, 1996.....    $145        $278        $267       $156

                                 EXHIBIT INDEX

    1.1  **Form of Underwriting Agreement.

    3.1 **Certificate of Incorporation of Rainmaker Systems, Inc. to be filed with the Delaware Secretary of State in October 1999.

    3.2  **Bylaws of Rainmaker Systems, Inc. to be adopted in October 1999.

    4.1 **Specimen certificate representing shares of common stock of Rainmaker Systems, Inc.

    4.2  Registration Rights Agreement dated March 8, 1994 between UniDirect
          Corporation and Silicon Valley Bank.

    4.3  Registration Rights Agreement dated February 12, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California, Hambrecht & Quist
          Employee Venture Fund, L.P. II and The Santa Cruz Operation, Inc.

    5.1  **Opinion of Brobeck, Phleger & Harrison LLP.

   10.1  **Form of Indemnification Agreement.

   10.2  **1999 Stock Incentive Plan.

   10.3  **1999 Stock Purchase Plan.

   10.4 *Amended and Restated Loan and Security Agreement dated May 9, 1997 between UniDirect Corporation and Silicon Valley Bank, as amended by letter agreement dated April 15, 1998.

   10.5 *1995 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.6 *1998 Stock Option/Stock Issuance Plan, together with form of Notice of Grant of Stock Option, Stock Option Agreement, Stock Purchase
          Agreement and Stock Issuance Agreement.

   10.7 Net Lease Agreement dated July 29, 1996 between UniDirect Corporation and Borland International, Inc., together with amendments dated
          February 27, 1997, April 14, 1998 and November 15, 1998.

   10.8  Net Lease Agreement dated November 5, 1998 between UniDirect
          Corporation and Inprise Corporation.

   10.9  Warrant to Purchase Stock dated March 8, 1994 issued to Silicon Valley
          Bank, as amended by letter agreement dated April 15, 1998.

   10.10 Stock Purchase Agreement dated January 29, 1999 among Rainmaker
          Systems, Inc., ABS Capital Partners III, L.P., H & Q Rainmaker
          Investors, L.P., Hambrecht & Quist California and Hambrecht & Quist
          Employee Venture Fund, L.P. II.

   10.11 Exchange Agreement dated January 29, 1999 between Rainmaker Systems,
          Inc. and The Santa Cruz Operation, Inc.

   10.12 Asset Purchase Agreement dated May 18, 1998 between UniDirect
          Corporation and Savoir Technology Group, Inc.

   10.13 Master Lease Agreement dated May 5, 1999 between Rainmaker Systems,
          Inc. and Celtic Leasing Corp.

   10.14  Loan and Security Agreement dated October 28, 1997 between UniDirect
          Corporation and MetLife Capital Corporation.

   10.15  Compensation Agreement dated January 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.16  Compensation Agreement dated November 1, 1995 between UniDirect
          Corporation and Richard Marotta, together with Notice of Grant of Stock Option and Stock Option Agreement.

   10.17  Separation Agreement and Release dated September 30, 1997 between
          UniDirect Corporation and Bernard Jubb, together with Amendment No. 1 to Separation Agreement and Release dated January 27, 1997 and the
          Promissory Note and Security Agreement dated February 5, 1999.

   10.18  Separation Agreement and Release dated April 8, 1999 between
          Rainmaker Systems, Inc. and Chris Sterbenc.

   10.19  +Distributor Agreement dated January 24, 1995 between UniDirect
            Corporation and The Santa Cruz Operation, Inc., together with amendments dated April 8, 1996, November 5, 1997, March 16, 1999 and May 17, 1999.

   10.20  +Sun Software Subscription Services Outsourcing and Distribution
            Agreement dated March 18, 1997 between UniDirect Corporation and
            SunSoft, Inc., together with amendments dated May 20, 1997, June
            16, 1997, April 30, 1999, May 19, 1999 and Assignment dated August
            25, 1998.

   10.21  +Outsourcing Services Agreement dated July 21, 1997 between UniDirect
            Corporation and FTP Software, Inc., together with amendments dated
            September 12, 1997, October 1, 1997, November 11, 1997, January 21,
            1998, January 28, 1998, May 26, 1998 and August 1998.

   10.22  +Outsource Services Agreement dated March 26, 1999 between Rainmaker
            Systems, Inc. and Novell, Inc.


   23.1   *Consent of Ernst & Young LLP.

   23.2  **Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
           5.1).

   24.1    Power of Attorney (contained on the signature page hereof).

   27.1   *Financial Data Schedule.

- --------

*  Previously filed.

** To be filed by amendment.

+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

   The following financial statement schedule for the three years in the period ended December 31, 1998 and for the six months ended June 30, 1999 should be read in conjunction with the financial statements of Rainmaker Systems, Inc. filed as part of this Registration Statement.

  . Schedule II--Valuation and qualifying accounts

   Schedules other than that listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.